Exhibit 99.1

For immediate release August 21, 2007	Eric R. Graef Preformed Line Products (440) 473-9249
Preformed Line Products Received Nasdaq Notice
Regarding Delayed Filing of the Second Quarter 2007 Form 10-Q
MAYFIELD VILLAGE, Ohio, August 21, 2007 — Preformed Line Products Company (Nasdaq: PLPC) today announced that on August 16, 2007 it received a Nasdaq Staff Determination letter stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because the Company did not timely file its report on Form 10-Q for the quarter ended June 30, 2007 and, therefore, that the Company’s Common Shares are subject to delisting from The Nasdaq Global Market (the “Staff Determination”).
The Company previously announced on August 10, 2007 that the Company was delaying the filing of its Form 10-Q with the Securities and Exchange Commission for the second quarter of 2007 until it completes a new assessment of its reportable segments. Any conclusion regarding the Company’s reportable segments and related disclosure will have no impact on the consolidated balance sheets or on the statements of consolidated income and cash flow.
The Company plans to file its Form 10-Q for the second quarter of 2007 as soon as practicable following the assessment of its reportable segments. The Company believes that the filing of its Form 10-Q for the second quarter will return the Company to full compliance with the Nasdaq Marketplace Rules and should moot the Staff Determination regarding non-compliance. As provided for in the Nasdaq Marketplace Rules, the Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. No action will be taken to delist the Company’s Common Shares until the Panel has completed its review, though there can be no assurance that the Panel will grant the Company’s request for continued listing.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Exhibit 99.1
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2007. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.